EXHIBIT 10.5

Employment Agreement between
Nexsan Technologies, Inc. and Philip Black

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective on November 21, 2007 (the “Agreement Date”) between and among Nexsan Corporation (“Holdings”), Nexsan Technologies, Inc.  (the “Company”) and Philip Black (“Executive”).

WHEREAS, Executive is currently employed by the Company and Holdings as its President and Chief Executive Officer;

WHEREAS, the Company, Holdings and Executive entered into an employment agreement effective as of June 23, 2004, and amendments on June 24, 2004, March 22, 2006 and July 22, 2006;

WHEREAS, the Company and Holdings desire to obtain the continued services of Executive as its President and Chief Executive Officer;

WHEREAS, the Company, Holdings and Executive each desires to replace the current employment agreement and amendments to the employment agreement with a new employment agreement containing the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company, Holdings and Executive hereby agree as follows:

I.              TERM OF AGREEMENT

A                                      The initial term of the Agreement begins as of the Agreement Date and continues until the second anniversary of the Commencement Date (the “Term”).

B.                                     Commencing on the first Anniversary Date, if on or before that date the Company and Holdings have not delivered to Executive, and Executive has not delivered to the Company and Holdings, a written notice that the Term will not be extended (“Notice of Non-Renewal”), the Term will be automatically extended each day by one day, until a date which is one year following the first date, if any, on which the Company and Holding deliver to Executive or Executive delivers to the Company and Holdings, as the case may be, a Notice of Non-Renewal.

II.            POSITIONS AND DUTIES

A.                                   During the Term, Executive will serve as President and CEO of the Company and Holdings.

B.                                     Executive will report solely and directly to the Company’s and Holdings’ Boards of Directors (“Boards”) and to the Chairman of the Board of the Company and of Holdings (jointly, the “Chairmen” and respectively, the “Chairman”).

C.                                     Executive is to devote his full business time to the Company and Holdings in fulfilling his responsibilities for the functions and operations of the Company as assigned to him by the Boards or the Chairmen; provided, however, that Executive may participate in other activities as described below.

D.                                    Executive may continue to serve on all corporate, civic and charitable boards on which he is currently a member as listed below, provided that such activities do not (i) individually or in the aggregate materially interfere with Executive’s job duties and responsibilities or (ii) cause Executive to act in competition with, or to have a conflict of interest with, Holdings or the Company.  Executive may, with the advance approval of the Boards, in the future serve on other corporate, civic or charitable boards, provided that such other service does not individually or in the aggregate materially interfere with Executive’s job duties and responsibilities.

E.                                      Executive is currently a member of the following corporate, civic and charitable boards:

ORGANIZATION NAME	POSITION	NATURE OF ORGANIZATION	COMPENSATION/ TIME COMMITMENT
Simtek	Board member	Non-volatile memory chips for RAID controller and other apps	Nominal - 4 x day meetings a year
Storage Network Industry Association (SNIA)	Data Protection Initiative and ILM Committee Member	Industry standards	None/nominal time

III.           BASE SALARY

A.                                   The Company and Holdings shall pay Executive in accordance with its normal payroll practices an annual salary at a rate of $290,000 per year.

B.                                     Annual base salary is subject to discretionary increase by the Boards, but not decrease.

IV.           ANNUAL BONUS

A.                                   The Company and Holdings shall pay to Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms set each year by the Boards (or the Compensation Committee of the Boards) to provide a reasonable target, based on reasonable criteria, as percentages of then current base salary and shall be determined as follows:

1.                                       If Executive achieves his target performance goals for the year, as determined by the Boards (or Compensation Committees of the Boards), the Annual Bonus payable shall be not less than 50% of Executive’s base salary for such year.

2.                                       The actual Annual Bonus payable for a year may be more or less than the target bonus based on actual performance.

3.                                       70% of the bonus will be based on satisfying Board-approved financial plan of record based upon (1) gross revenue, (2) gross margin, (3) operating expenses, (4) pre-tax profit and (5) cash reserves.

4.                                       30% of the bonus will be based upon other business goals as determined by the Boards (or Compensation Committees of the Boards).

5.                                       Except as provided in Section VIII, Executive must be employed on the last day of the year for which the Annual Bonus is earned in order to receive the Annual Bonus.

6.                                       The Annual Bonus, if any, will be paid annually upon certification by the Boards (or Compensation Committees of the Boards) that the performance goals for the year have been satisfied and the degree to which they have been satisfied, and shall be paid to Executive as soon as practicable after such annual certification for the year is completed but in no event later than 2½ months after the end of the year in which such Annual Bonus was earned.

V.            CHANGE OF CONTROL BONUS

A.                                   If Executive (i) remains employed by the Company and Holdings through the closing date of a COC (the “COC Date”) or (ii) if Executive’s employment is terminated by the Company and Holdings within three (3) months preceding the signing by Holdings or the Company of a definitive binding agreement which agreement is performed and results in a COC, subject to normal closing terms and conditions, unless the Company and Holdings establish that the principal reason for Executive’s termination of employment is for a reason unrelated to the COC, Executive will receive a Change of Control Bonus on or as soon as practicable following the COC Date (but in no event later than 90 days after the COC Date) in the amount determined in Section V.B. below.

B.                                     The amount of the Change of Control Bonus payable to Executive in the event of a Change of Control is determined based on the Sales Price (as defined below) received in connection with a COC as follows:

Sales Price	Change of Control Bonus
(in millions)	(in thousands)
Less than $85	$1,000
$85	$1,040
$100	$1,886
$125	$3,296
$150	$4,706
$175	$6,116
$200	$7,526
$225	$8,936
$250	$10,346
$300	$13,166

For Sales Price in between listed values, lineal interpolation will be used to determine the amount of the Change of Control Bonus.

C.                                     For purposes of this Section V., the term “Sales Price” means the gross equity valuation of Holdings immediately prior to the closing of the transaction constituting a COC determined based on the consideration (in cash or property) paid in connection with such transaction, but without any reduction to reflect the Company’s or Holdings’ liability for the payment of this Change of Control Bonus or any similar bonus payable to any other employee of the Company or Holdings on account of consummation of a COC.

D.                                    Notwithstanding the foregoing, Executive will not be entitled to receive:

1.                                       any portion of the Change of Control Bonus if there is an IPO prior to the Change of Control Date and Executive receives the IPO Bonus pursuant to Section VI, or

2.                                       the portion of the Change of Control Bonus that exceeds $925,000 (the “Variable Change of Control Bonus”) unless the stockholders of Holdings holding at least 75% of the voting power of Holdings’ stock immediately prior to the COC authorize and approve the payment of the Variable Change of Control Bonus in accordance with regulations issued under Section 280G of the Internal Revenue Code of 1986, as amended.  Holdings and the Company will use their best efforts (i) to submit the Variable Change of Control Bonus to Holding’s stock-holders for approval during the six month period ending on the COC Date and (ii) to recommend that the shareholders approve and authorize the payment of the Variable Change of Control Bonus to the Executive.

VI.           IPO BONUS SHARES

A.                                   If Executive (i) remains employed by the Company and Holdings through the effective date of an IPO (the “IPO Date”) or (ii) if Executive’s employment is terminated by the Company and Holdings within three (3) months prior to the IPO Date, unless the Company and Holdings establish that the principal reason for Executive’s termination of employment is for a reason unrelated to the IPO, Executive will receive IPO Bonus Shares equal to the number of whole shares of common stock of Holdings (if the IPO is for Holdings’ common stock) or the number of whole shares of common stock of the Company (if the IPO is for the Company’s common stock) determined by dividing the IPO Bonus Value determined in Section VI.B.  below by the IPO price (as defined be-low), with any fraction of a share rounded to the nearest whole share.  Such IPO Bonus Shares will be delivered to Executive on the next business day following the IPO Date.

B.                                     The amount of the IPO Bonus Value will be determined based on the Pre-IPO Value (as defined below):

Pre-IPO Value	IPO Bonus Value
(in millions)	(in thousands)
Less than $85	$1,000
$85	$1,686
$100	$2,532
$125	$3,942
$150	$5,352
$175	$6,763
$200	$8,172
$225	$9,582
$250	$10,992
$300	$13,812
$350	$16,632

For Pre-IPO Values in between listed values, lineal interpolation will be used to deter-mine the amount of the IPO Bonus Value.

C.                                     For purposes of this Section VI., the term “Pre-IPO Value” means the gross equity valuation of Holdings immediately prior to the IPO Date determined based on the IPO Price, but without any reduction to reflect the Company’s or Holdings’ liability for the payment of the IPO Stock Bonus or any similar cash or stock bonus payable to any other employee of the Company or Holdings on account of an IPO.  Notwithstanding the foregoing, if there is a substantial new equity financing or acquisition that results in the issuance of at least $5 million in equity securities of Holdings (or in securities that are convertible into equity securities of Holdings) on or after the Agreement Date, the Pre-IPO Value shall be reduced by the amount raised in such equity financing or the value (determined at the time of such acquisition) of the equity securities (including securities that are convertible into equity securities) issued in such acquisition.

D.                                    The Company or Holdings, as applicable, shall withhold from the IPO Bonus Shares the number of shares of stock having a fair market value on the date the IPO Bonus Shares are delivered to the Executive equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company and/or Holdings with respect to the IPO Bonus Shares, and the Company and/or Holding shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

E.                                      Notwithstanding the foregoing, Executive will not be entitled to receive the IPO Bonus Shares if a Change of Control occurs prior to the effective date of an IPO and Executive receives (or is entitled to receive) the Change of Control Bonus pursuant to Section V.

VII.         BENEFITS AND PERQUISITES

A.                                   Executive shall be entitled to participate in benefit (retirement, welfare and other fringe benefit) plans and programs, and perquisites on the same terms and conditions as provided to other similarly-situated senior executives of Holdings and the Company.

B.                                     Executive shall be entitled to prompt reimbursement of his business expenses in accordance with Holdings’ and the Company’s reimbursement policies.

C.                                     Executive shall have four weeks of paid vacation leave per year.

VIII.        SEVERANCE BENEFITS

A.                                   If Executive has a termination of employment during the Term that is by Holdings and the Company without Cause, or Executive terminates his employment for Good Reason prior to a COC, Executive shall be entitled to the following:

1.                                       immediate payment of any earned but unpaid base salary and bonus;

2.                                       12 months of base salary continuation; provided, however, that if Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of his termination of employment, then his base salary continuation payments that are otherwise payable to Executive during the six-month period following his termination of employment shall be reduced if necessary so that the total amount of base salary continuation payments during such six-month period does not exceed the amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the amount, if any, by which base salary continuation payments to Executive are reduced during such six-month period pursuant to this proviso shall be paid to Executive in a lump sum payment six months after Executive’s termination of employment;

3.                                       a cash Annual Bonus for the year of termination (i) paid when the Annual Bonus would otherwise have been paid and (ii) in an amount equal to the Annual Bonus which would have been paid for the year of termination had Executive been employed for the full year, multiplied by a fraction the numerator of which is number of days elapsed during the year through the date of termination, and the denominator of which is 365; and

4.                                       continued participation for 12 months in Holdings’ and the Company’s benefit plans and programs as described in Section VII (other than any tax qualified retirement plan or any deferred compensation plan, program or arrangement).

B.                                     For purposes of this Section VIII and Section IX, a termination of employment means a separation from service (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

IX.                                TERMINATION FOR CAUSE, BY EXECUTIVE FOR ANY REASON (OTHER THAN GOOD REASON PRIOR TO A COC), DUE TO EXECUTIVE’S DISABILITY OR DEATH, OR DUE TO THE EXPIRATION OF THE TERM

A.                                   If Executive’s employment is terminated by Holdings or the Company for Cause, by Executive for any reason (other than for Good Reason prior to a COC), due to Executive’s disability or death, or at the expiration of the Term, Executive shall receive immediate payment of any earned but unpaid base salary and bonus.

B.                                     The respective provisions of any employee benefit plan or perquisite program in which Executive participates shall control.

X.            RESTRICTIVE COVENANTS

A.                                   Non-Competition:  For a one-year period following Executive’s termination of employment with Holdings and the Company, Executive shall be prohibited from working as an employee, director, advisor or otherwise providing any other services to any other organization which produces products or provides services that are competitive with the products produced by, and services provided by, Holdings and/or the Company at the time of Executive’s termination of employment.

B.                                     Non-Solicitation:  For a one-year period following Executive’s termination of employment with Holdings and the Company, Executive shall be prohibited from soliciting individuals or entities that are employees, customers or vendors of Holdings or the Company at the time of Executive’s termination of employment.

C.                                     Confidentiality:  Executive shall be prohibited from disclosing or otherwise making public any proprietary, confidential or secret knowledge, data or other matters used in, associated with or related to Holdings, the Company or any of their affiliates, including but not limited to, the current or anticipated business and the research, development and marketing activities of Holdings, the Company and any of their affiliates, as well as such information of a party granting rights to Holdings, the Company or any of their affiliates (“Confidential Information”), except that Confidential Information shall not include (i) any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, or (ii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company and Holdings written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is practicable.

D.                                    Original Material:  Executive agrees that any Intellectual Property shall be the property of and belong exclusively to Holdings and the Company, and that Executive will not make (unless required as part of his duties to Holdings or the Company) or permit any-one else to read or make any copy, abstract or summary of any document belonging to Holdings, the Company or any of its affiliates.  Further, Executive shall cooperate with Holdings and the Company in disclosing and providing other reasonable information relating to Intellectual Property and, following Executive’s termination of employment, Executive shall not use, duplicate, reveal or take with Executive any Intellectual Property or other materials of Holdings, the Company or any of their affiliates.  In addition, Executive shall assign to Holdings and the Company all Intellectual Property and any rights thereto, and Executive shall take all reasonably necessary steps to allow Holdings and/or the Company to perfect the ownership of such Intellectual Property.

E.                                      Enforcement:  Executive acknowledges that his receipt of any severance benefits pursuant to Section VIII of this Agreement and his rights to Change of Control Bonus and IPO Bonus Shares are conditioned upon his honoring the above-listed restrictive covenants.  If Executive should violate the restrictive covenants listed above, Executive shall immediately (1) forfeit any unpaid severance payments or benefits and any rights to receive the Change of Control Bonus and IPO Bonus Shares and (2) shall repay any such amounts or value previously received.  If Holdings and/or the Company has to bring le-gal action to enforce these provisions and prevails, Executive shall reimburse Holdings and/or the Company (as applicable) for all legal fees and expenses incurred in connection with such action.

XI.           MISCELLANEOUS

A.                                   Mitigation/Offset Required:  Executive shall be required to take reasonable actions to seek other employment (similar to, or better than, the employment described herein in terms of position and compensation), and to take any other reasonable action to mitigate severance payments by Holdings and the Company under Section VIII; provided that Executive shall not be required to seek other employment that would require a commute of more than 10 miles greater distance than that of Executive’s present residence to the Company’s current offices in Thousand Oaks, California.  In addition, if Executive commences other employment or self-employment while receiving severance benefits under Section VIII, his cash severance benefits shall be offset by any amounts earned through such other employment during the 12-month severance period and any duplicative welfare benefits shall also be subject to offset.

B.                                     Indemnification:  Holdings and the Company shall indemnify Executive to the fullest extent permitted by their by-laws and applicable law.

C.                                     D&O Coverage:  Holdings and the Company shall provide directors’ and officers’ insurance coverage during Executive’s employment not less than the level maintained for the other executive officers of the Company and Holdings and of the type and amount appropriate for a company similar to the Company and Holdings.

D.                                    Other Agreements:  By execution of this Agreement, Executive hereby warrants that such execution does not violate any valid or binding contracts to which Executive is a party or any other obligations of Executive.

XII.         KEY DEFINITIONS

“Cause” means (1) an unauthorized use or disclosure of Holdings and the Company’s confidential information or trade secrets, which use or disclosure causes material harm to Holdings and the Company, (2) a material breach of any agreement between Executive and Holdings and the Company, (3) a material failure to comply with Holdings and the Company’s written policies or rules of which Executive had notice, (4) commission of a felony under the Laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (5) a failure to perform assigned duties after receiving written notification of such failure from the Boards, provided that such assigned duties were commensurate with his role as CEO and were reasonable in nature, (6) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of Holdings and the Company, or (7) any other errors, acts or omissions which constitute cause under applicable state law.

“Change of Control” or “COC” means any of the following events:

•                  A sale of Holding’s or the Company’s assets comprising more than half of the value of all of Holding’s or the Company’s assets.

•                  Any person or entity acquiring more than 50% of Holdings’ or the Company’s common and preferred stock, other than by a person who is a then-current Major Shareholder.  For this purpose, a “Major Shareholder” shall be Beechtree Capital and its associated Nexsan investors, VPVP, RRE or GESFID and their respective affiliates, or any person or entity con-trolled, directly or indirectly, by such Major Shareholder.

“Good Reason” means the occurrence of any one of the following events:

•                  a material diminution in Executive’s Base Salary;

•                  a material diminution in Executive’s authority, duties or responsibilities, including a failure to maintain Executive as the President and Chief Executive Officer of the Company and Holdings or any successor of the Company and Holdings;

•                  a transfer of Executive’s principal place of employment to a location that requires a commute of more than 10 miles greater distance than that of Executive’s present residence to the Company’s current offices in Thousand Oaks, California; or

•                  any other action or inaction that constitutes a material breach of by the Company or Holdings of this Agreement;

provided, that an act or omission shall not constitute Good Reason unless (i) Executive gives the Company and Holdings or their successor written notice of the act or omission claimed to constitute Good Reason within ninety (90) days after the occurrence or failure that is claimed to constitute Good Reason, (ii) the Company and/or Holdings (as applicable) or their successor fails to remedy the act or omission claimed to constitute Good Reason within thirty (30) days of the Company’s and Holdings’ or their successor’s receipt of such notice and (iii) Executive’s employment is terminated within twelve (12) months after the act or omission that constitutes Good Reason.

“IPO” means an initial public offering of the common stock of Holdings or the Company.

“IPO Price” means the price at which a share of common of stock of the Company or Holdings, as applicable, is offered in an IPO.

“Intellectual Property” means any information, inventions, innovations, discoveries, improvements, ideas, developments, methods, designs, reports, charts, drawings, analyses, reports, concepts, original works of authorship or similar information relating to the business of Holdings, the Company or any of their affiliates, including methods, technology, customer lists, reports, records, brochures, instructions, manuals, computer apparatus, programs and manufacturing techniques, whether or not protectable by patent or copyright, that have been originated, developed, made, conceived, authored or reduced to practice by Executive alone or jointly with others during Executive’s employment with Holdings and the Company or their respective successors or assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.

EXECUTIVE:	NEXSAN TECHNOLOGIES, INC.

/s/ Philip Black	/s/ Gene Spies
Philip Black

	By:	Gene Spies
	Title:	CFO
November 21, 2007	Date: November 21, 2007

NEXSAN TECHNOLOGIES, INC.

/s/ George Weiss

	By:	George Weiss
	Title:	Chairman
Date: November 21, 2007